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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

     This Employment Agreement dated May 12, 1998 is made by and between Escalon Medical Corp. (the "Company"), a California corporation with its principal offices located at 351 East Conestoga Road, Wayne, Pennsylvania 19087, and Richard J. DePiano (the "Executive"), an individual residing at 44 Righters Mill Road, Gladwyne, Pennsylvania 19035.

                                   RECITALS:

     The parties hereto desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Executive will be employed as Chairman and Chief Executive Officer of the Company and to address certain other matters in connection with such employment.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.   EMPLOYMENT.

          1.1 POSITION AND DUTIES. The Company hereby employs the Executive as Chairman and Chief Executive Officer of the Company upon the terms and conditions set forth in this Agreement, and the Executive hereby accepts such employment. Subject to the direction and control of the Board of Directors
(the "Board"), the Executive, as Chairman and Chief Executive Officer, shall perform such executive, managerial and administrative duties as are from time to time assigned to him by the Board and are consistent with his position as Chairman and Chief Executive Officer.

          1.2 OBLIGATIONS OF THE EXECUTIVE. The Executive shall devote sufficient business time, attention and energies to the business of the Company to perform his duties hereunder. The Company understands that the Executive has been engaged and will continue to engage in certain other business and investment activities and agrees that the Executive may continue to engage in such other activities provided that the Executive shall continue to fulfill the obligations of his position with the Company as provided in the preceding sentence.

     2. TERM OF AGREEMENT. The initial term of this Agreement shall commence on the date hereof and shall continue through June 30, 2001. This Agreement shall be renewed automatically on July 1 of each year for successive terms of three years each, unless either party notifies the other party at least 30 days prior to such date of such party's determination not to renew this Agreement beyond the then existing term. It is the intention of the parties that this Agreement be "Evergreen" unless (i) either party gives written notice to the other party of his or its intention
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not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 7 hereof. Each reference herein to "the term of this Agreement" shall include the initial term and any renewal term.

     3. BASE SALARY. The Executive shall be paid, as base compensation for all services to be rendered by the Executive hereunder, a salary at the rate of $240,000 per year, payable on a current basis in accordance with the Company's standard payroll practices for executives. Such annual rate of base compensation in effect at any time during the term of this Agreement shall hereinafter be referred to as the "Base Salary."

     4. BONUS. At the end of each fiscal year of the Company that ends during the term of this Agreement, the Compensation Committee of the Board shall determine whether to pay to the Executive a bonus (the "Bonus") with respect to such fiscal year. The award of any Bonus shall be in the sole discretion of the Compensation Committee.

     5. ADDITIONAL BENEFITS. While this Agreement is in effect, the Company shall provide the following additional benefits, which benefits shall be continued after the termination of this Agreement to the extent provided in
Section 7.2 hereof:

          5.1 VACATION. The Executive shall receive six weeks paid vacation each calendar year.

          5.2 AUTOMOBILE OR AUTOMOBILE ALLOWANCE. The Company shall provide the Executive with an automobile allowance of $800 per month.

          5.3 EXPENSE REIMBURSEMENT. Upon submission of proper vouchers, the Company shall pay or reimburse the Executive for all necessary business and entertainment expenses reasonably incurred by the Executive in connection with the business of the Company.

          5.4 INSURANCE BENEFITS. The Company shall reimburse the Executive medical, hospital, disability, life and other insurance benefits having a total cost comparable to the cost of such benefits provided to the other senior executive officers of the Company.

          5.5 RETIREMENT PLAN. The Executive shall be entitled to participate in any profit sharing or pension plan made available to full-time employees of the Company in accordance with the terms of such plans.

          5.6 OTHER BENEFITS. Without limiting any of the foregoing benefits, the Executive shall receive all benefits and participate in all benefit programs generally made available to other senior executive officers of the Company.

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     6.   STOCK OPTIONS. Promptly after the date of this Agreement, the
Company's Board of Directors shall consider the grant to the Executive of additional incentive stock options exercisable for the purchase of shares of the Company's Common Stock at a per share exercise price equal to the fair market value per share of the Company's Common Stock on the date of grant. Such stock options shall be vested in full on the date of grant.

     7.   TERMINATION.

          7.1 TERMINATION UPON DEATH. The Executive's employment hereunder and any and all rights under this Agreement or otherwise as an employee of the Company shall terminate upon the death of the Executive, and thereafter the Company shall have no liability or obligation to the Executive's estate or legal representatives hereunder, provided that the Executive shall be entitled to receive the Base Salary, Bonus and other compensation earned by the Executive, but not paid, prior to his death.

     7.2 OTHER TERMINATION. The Company may terminate the Executive's employment at any time, with or without cause. If the Company terminates the Executive's employment during the term of this Agreement, the Company shall pay to the Executive, as severance pay or liquidated damages or both, salary continuance equal to his full Base Salary that would have been paid to the Executive had the Executive's employment continued hereunder for a period of one year from the date of termination of service. If a termination of the Executive's employment occurs pursuant to this Section 7.2, the Company shall continue to provide the benefits described in Section 5 hereof for one year after the date of termination unless the Executive is paid such severance amounts in a lump sum, in which event all entitlement to benefit continuation shall cease upon the payment of such lump sum.

     8. CONFIDENTIALITY; PUBLIC STATEMENTS. The Company may, pursuant to the Executive's employment hereunder, provide to him and confide in him business methods and systems, techniques and methods of operation developed at great expense by the Company ("Trade Secrets") and which the Executive recognizes to be unique assets of the Company hereunder, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except to directors, consultants or employees of the Company in the course of his duties and where required by law: (a) any such Trade Secrets, (b) any sales prospects, customers lists, products, research or data of any kind, or
(c) any information relating to strategic plans, sales costs, profits or the financial condition of the Company or any of its customers or prospective customers, which are not generally known to the public or recognized as standard practice in the industries in which the Company shall be engaged. The Executive further covenants and agrees that he will promptly deliver to the Company all tangible evidence of the knowledge and information described in (a), (b) and (c), above, prior to or at the termination of the Executive's employment.


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     9.   Entire Agreement. Except for any agreement evidencing the stock options to be granted pursuant to Section 6 hereof, this Agreement constitutes the full and complete understanding and agreement of the Executive and the Company respecting the subject matter hereof, and supersedes all prior understandings and agreements, oral or written, express or implied. This Agreement may not be modified or amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     10. Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.

     11. Definition of Company. The Company is governed by its Board and, accordingly, all references in this Agreement to the actions and discretion of the Company are meant and deemed to refer to the actions and discretion of the Board.

     12. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when sent by certified mail, postage prepaid, addressed as follows:

          If to the Company:

               Escalon Medical Corp.
               351 East Conestoga Road
               Wayne, PA 19087
               Attn: Compensation Committee Chairman

          If to the Executive, at his personal residence as set forth above.

Any party may change the persons and address to which notices or other communications are to be sent by giving written notice of such change to the other party in the manner provided herein for giving notice.

     13. Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

     14. Inure and Bind; Nonalienation. This Agreement shall inure to the benefit of and be binding on the parties and their respective successors in interest. The Executive shall not pledge, hypothecate, anticipate or in any way create a lien




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upon any amounts provided under this Agreement. This Agreement and the benefits payable hereunder shall not be assignable by either party without the prior written consent of the other; provided, however, that nothing in this Section shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to which they become entitled to the person or persons entitled thereto.

    15. GOVERNING LAW. This Agreement is entered into and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

    16. INVALIDITY OR UNENFORCEABILITY. If any term of provision of this Agreement is held to be invalid or unenforceable, for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

     17. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the laws of the Commonwealth of Pennsylvania by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and third of whom shall be appointed by the first two arbitrators. If either party fails to select an arbitrator within 30 days after written notice of demand for arbitration from the other, the other party may have such arbitrator appointed by the American Arbitration Association. If the first two arbitrators cannot agree on the appointment of a third arbitrator within 30 days after their selection, then the third arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction hereof. In the event that it shall be necessary or desirable from the Company and/or the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of either party's rights under this Agreement, each party shall bear its own costs and expenses in connection with the enforcement of its rights (including the enforcement of any arbitration award in court), regardless of the final outcome.

    18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

                                       ESCALON MEDICAL CORP.


                                       By: /s/ Ronald L. Hueneke
                                          --------------------------------------
                                          Title: President COO
                                                --------------------------------


                                       /s/ Richard J. DePiano
                                       -----------------------------------------
                                       Richard J. DePiano


                                       Approved:

                                       /s/ Robert J. Kunze
                                       -----------------------------------------
                                       Robert J. Kunze


                                       /s/ Jay L. Federman, M.D.
                                       -----------------------------------------
                                       Jay L. Federman, M.D.




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